EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated April 11, 2012 with respect to the consolidated financial statements of AIAS Holding Company, LLC and subsidiaries as of December 31, 2011 and 2010 and for the years then ended included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Verisk Analytics, Inc on Form S-3 (File No. 333-173135), effective March 29, 2011, on Form S-8 (File No. 333-165912), effective April 6, 2010, and on Form S-8 (File No. 333-183476), effective August 22, 2012.

/s/ Grant Thornton LLP

New York, New York

August 31, 2012